As filed with the Securities and Exchange Commission on April 3, 1996
                                                   Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BRINKER INTERNATIONAL, INC.
              (Exact name of issuer as specified in its charter)

            Delaware                                75-1914582
      (State of incorporation)      (I.R.S. employer identification number)

      6820 LBJ Freeway
      Dallas, Texas                               75240
(Address of principal executive office)         (zip code)


                       1983 Incentive Stock Option Plan
                        Non-Qualified Stock Option Plan
       1991 Stock Option Plan for Non-Employee Directors and Consultants
                       1992 Incentive Stock Option Plan
                           (Full title of the plans)

Roger F. Thomson
Brinker International, Inc.                     Bruce H. Hallett
Executive Vice President and General Counsel    Crouch & Hallett, L.L.P.
6820 LBJ Freeway                                717 N. Harwood St., Suite 1400
Dallas, Texas  75240                            Dallas, Texas   75201
214-980-9917                                    214-953-0053

        (Names, addresses and telephone numbers, including area codes, of agents for service)


      APPROXIMATE  DATE  OF PROPOSED  COMMENCEMENT  OF SALES  PURSUANT  TO THE
PLANS: Sales to the optionees of securities proposed to be registered hereunder will occur from time to time after the effective date of this post-effective amendment to the Registration Statement.


                                    CALCULATION OF REGISTRATION FEE
  Title of Each                       Proposed Maximum    Proposed Maximum      Amount of
Class of Securities    Amount Being    Offering Price        Aggregate         Registration
 Being Registered       Registered     Per Share          Offering Price         Fee


Common Stock,           8,000,000        $ 16.07(1)      $128,560,000(1)     $44,332.00
$0.10 par value          shares


      (1)   The proposed maximum offering price of such shares is estimated solely for the purposes of calculating the registration  fee in accordance with Rule 457, based on the average of the high and low prices of the registrant's common stock on March 28, 1996 as reported on  the
            New York Stock Exchange.

      The contents of the registration statement on Form S-8 (File No. 33-61594) previously filed by the registrant relating to the employee benefit plans to which this registration relates are hereby incorporated herein by reference.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas, on the 3rd day of April, 1996.

                              BRINKER INTERNATIONAL, INC.


                        By: /Debra L. Smithart
                           Debra L. Smithart, Executive Vice President
                           and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on April 3, 1996.

Signature                           Title



/Ronald A. McDougall                President, Chief Executive
Ronald A. McDougall                 Officer and Director
                                    (Principal Executive Officer)


/Debra L. Smithart                  Executive Vice President, Chief
Debra L. Smithart                   Financial Officer and Director (Principal
                                    Financial and Accounting Officer)


/Norman E. Brinker                  Chairman of the Board
Norman E. Brinker


/F. Lane Cardwell, Jr.              Director
F. Lane Cardwell, Jr.


/Creed L. Ford, III                 Director
Creed L. Ford, III


/Gerard V. Centioli                 Director
Gerard V. Centioli

                                    Director
Jack W. Evans, Sr.

                                    Director
Rae F. Evans

                                    Director
J. M. Haggar, Jr.

                                    Director
J. Ira Harris

                                    Director
Frederick S. Humphries

                                    Director
James E. Oesterreicher


/Roger T. Staubach                  Director
Roger T. Staubach

                               INDEX TO EXHIBITS

 4(a) 1983 Incentive Stock Option Plan and related forms of stock option agreements (filed as Exhibit 10(a) to registrant's Report on Form 10-K for the year ended June 30, 1990 and incorporated herein by reference).

 4(b)       Non-Qualified  Stock  Option  Plan   (filed  as  Exhibit 10(p)  to
            registrant's Registration Statement on Form S-1 (No. 2-99374) and incorporated herein by reference).

 4(c)       Form   of   Non-Qualified  Stock   Option   Agreement   (filed  as
            Exhibit 10(q) to registrant's Registration Statement on Form S-1 (No. 2-99374) and incorporated herein by reference).

 4(d) 1991 Stock Option Plan for Non-Employee Directors and Consultants (filed as Exhibit 10(b) to registrant's Report on Form 10-K for the year ended June 28, 1995 and incorporated herein by reference).

 4(e) Form of Description of Stock Option Grant under 1991 Stock Option Plan for Non-Employee Directors and Consultants (filed herewith).

 4(f) 1992 Incentive Stock Option Plan (filed as Exhibit 10(c) to the registrant's Report on Form 10-K for year ended June 28, 1995 and incorporated herein by reference).

 4(g) Form of Description of Stock Option Grant under 1992 Incentive Stock Option Plan (filed herewith).

 5          Opinion of Crouch & Hallett, L.L.P. (filed herewith).

23(a)       Consent of KPMG Peat Marwick LLP (filed herewith)

23(b)       Consent  of  Crouch  &  Hallett,  L.L.P.  (included  as  part   of
            Exhibit 5).

<\PAGE>

                                 EXHIBIT 4(e)

                          BRINKER INTERNATIONAL, INC.

                    DESCRIPTION OF      STOCK OPTION GRANT
                          FOR NON-EMPLOYEE DIRECTORS


      1.    Time of Exercise.  Except  only as specifically provided elsewhere

in this Description (herein so called) of the      Stock Option Grant for Non-

Employee Directors of Brinker International, Inc., a Delaware corporation (the

"Company"), this  option  described herein  and evidenced  by an  accompanying

Option  Certificate  (herein  so  called)  is  exercisable  in  the  following cumulative installments:

      (a)   Up  to one-third of the total optioned shares at any time on
            and after                , if  the Option Holder is still  a
            director on such date;

      (b)   Up to  an additional one-third of the  total optioned shares
            at any time on and after              , if the Option Holder
            is still a director on such date; and

      (c)   Up  to an additional one-third of  the total optioned shares
            at any time on and after              , if the Option Holder
            is still a director on such date.

If an installment covers a fractional  share, such installment will be rounded off to the next highest share, except the final installment, which will be for the balance of the total  optioned shares.  In the event the Option Holder (as defined  in the  Option Certificate)  ceases to  be a  director, for  whatever cause,  the option  will be  exercisable only  to the  extent that  the Option

Holder  could have exercised it on  the date the Option Holder  ceased to be a

director or as  otherwise provided  in Section 6 below.   Notwithstanding  the

foregoing, if a  director retires from the Board of  Directors after serving a four-year term, any  stock options  vesting within ninety  (90) days from  the date of retirement may be exercised by the retiring director as of the date of vesting.  No  part of the option may be exercised  after the expiration of the term of this option as set forth in Section 4 below.

      2.    Exercise of Option.  The exercise of this option shall entitle the

Option  Holder to  purchase shares  of common  stock, $.10  par value,  of the

Company (the "Common Stock").

      3.    Subject to  Plan.  This option and  the grant and exercise thereof are subject to the terms and conditions of the 1991 Stock Option Plan for Non-

Employee Directors and  Consultants (the "Plan"), which is incorporated herein by reference and made  a part hereof, but the  terms of the Plan shall  not be

considered  an enlargement  of  any  benefits  under  this  Description.    In

addition,  this option  is subject  to any  rules and  regulations promulgated pursuant to the Plan, now or hereafter in effect.

      4.    Term.   This option and all rights hereunder with respect thereto,

to the  extent such  rights shall  not have  been previously exercised,  shall terminate at the first of the following:

      (a)   5:00 p.m. on              ; or

      (b) 5:00 p.m. on the date the Option Holder ceases to be a director of the Company and its subsidiaries for reasons of dishonesty, whether in the course of his directorship or otherwise, or for assisting a competitor of the Company or its subsidiaries without permission, or for interfering with the Company's relationship with a customer, or for any similar action or willful breach of duty to the Company (hereinafter collectively referred to as "disloyalty").

      5.    Who  May Exercise.  During the lifetime of the Option Holder, this option may be exercised only  by the Option Holder.  If the Option Holder dies or  becomes disabled [within the  meaning of Section 22(e)(3)  of the Internal

Revenue Code of 1986, as  amended] prior to the termination date  specified in

Section 6 hereof without  having exercised the option as to  all of the shares covered  thereby, the  option may  be exercised  in accordance  with Section 6 hereof by (i) the Option Holder's estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the

Option Holder  in the event of  the Option Holder's death,  or (ii) the Option

Holder or  his personal  representative in  the event  of the Option  Holder's disability, subject  to  the other  terms of  this Description,  the Plan  and applicable laws, rules and regulations.  For purposes of this Description, the

Company shall determine the date of disability of the Option Holder.

      6.    Cessation  of Service  of  Option Holder  on  Board of  Directors.

Notwithstanding the provisions of Section 1 hereof, in the event of death or a permanent  disability of  an Option  Holder who  serves as  a Director  of the

Company  on the  date of  grant of  the Option, the  unvested portion  of this

Option shall become immediately vested and such Option may be exercised at any time prior to the first to occur of:

      (a)                          ; or

      (b) that date determined by the Executive Committee of the Board of Directors of the Company.

      7.    Restrictions  on   Exercise.     The  option  evidenced   by  this

Description:

      (a) may be exercised only with respect to full shares and no fractional share of stock shall be issued; and

      (b) may not be exercised in whole or in part and no cash or certificates representing shares subject to such option shall be delivered, if any requisite approval or consent of any government authority of any kind having jurisdiction over the exercise of options shall not have been secured.

      8.    Manner of Exercise.  Subject to such administrative regulations as the Board of  Directors (or any authorized  committee thereof) of the  Company may from time to time adopt, the Option Holder or  beneficiary shall, in order to exercise this option,  give written notice to the Company  of the number of shares being purchased and the purchase price to  be paid therefor accompanied by the following:

      (a) full payment in United States dollars of the option price in the form of cash or check for the shares of stock being purchased; and

      (b) such documents as the Company in its discretion deems necessary to (i) evidence the exercise, in whole or in part, of the option evidenced by this Description, (ii) determine whether registration is then required under the Securities Act of 1933, or any other law, as then in effect, and
            (iii) comply with or satisfy the requirements of the Securities Act of 1933, or any other law, as then in effect.

      In addition, the Option Holder shall tender payment of the amount as may be  requested  pursuant to  Section 14  by  the  Company for  the  purpose  of satisfying its liability to  withhold federal, state, or local income or other taxes incurred by reason of the exercise of this option.

      9.    Non-Assignability.  This option  is not assignable or transferable by  the  Option  Holder  except  by  will  or  by  the  laws  of  descent  and distribution.

    10.     Rights of Stockholder.  The Option Holder will have no rights as a stockholder  with respect  to  any shares  covered by  this  option until  the issuance of a certificate or certificates to the Option Holder for the shares.

Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends  or  other rights  for which  the record  date is  prior to  the issuance of such certificate or certificates.

    11.     Capital Adjustments.  The number of shares of Common Stock covered by this  option,  and the  option  price thereof,  shall  be subject  to  such adjustment as the Board of Directors (or any authorized committee thereof)  of the  Company deems  appropriate to  reflect any  stock dividend,  stock split,

share    combination,   exchange   of    shares,   recapitalization,   merger,

consolidation, separation, reorganization, liquidation  or the like, of or  by the Company.

    12.     Law  Governing.  This Description  is intended to  be performed in the State of Texas and  shall be construed and enforced in accordance with and governed by the laws of such State.

    13.     Date of Grant.  The date of grant of this option is              .

    14.     Withholding.   It shall  be a condition  to the obligation  of the

Company to issue or transfer shares of stock upon exercise of this option that the Option Holder pay  to the Company, upon its demand, such  amount as may be requested  by  the Company  for the  purpose  of satisfying  its  liability to withhold federal, state, or local income or other taxes incurred  by reason of the exercise of this option.  If the amount requested is not paid, the Company may refuse to issue or transfer shares of stock upon exercise of this option.

    15.     Change  of  Control.    All  options  granted  pursuant  to   this

Description  shall become fully vested and exercisable  at the election of the

Option Holder at  any time prior  to the date  set forth in Section 4  hereof,

upon a material  change in  control of the  Company.  For  purposes hereof,  a

"material change  in control of the  Company" shall be deemed  to include, but not be  limited to, the dissolution or liquidation of the Company, a merger of the Company into  another corporation,  partnership, trust  or other  business entity (other than  a merger into a subsidiary or parent  of the Company, or a merger, the primary purpose  of which is reincorporation), the  acquisition of the Company  by another  corporation,  partnership, trust,  or other  business entity, the sale or  conveyance of all or substantially  all of the assets  of the Company, the  acquisition of the majority of the  voting securities of the

Company by any person or entity or group of affiliated persons or entities, or any other event as determined by the Committee.

<\PAGE>

                                 EXHIBIT 4(g)
                          BRINKER INTERNATIONAL, INC.
               DESCRIPTION OF      INCENTIVE STOCK OPTION GRANT



      1.    Time of Exercise.  Except only as specifically provided  elsewhere

in  this Description (herein  so called) of  the        Incentive Stock Option

Grant  of Brinker International, Inc. a  Delaware corporation (the "Company"),

the   option  described  herein  and   evidenced  by  an  accompanying  Option

Certificate (herein  so  called) is  exercisable in  the following  cumulative installments:

      (a)   Up to one-half of the  total optioned shares at any time  on
            and after             ; and

      (b)   Up to an additional one-half of the total optioned shares at
            any time on and after              .

If an installment covers a fractional share, such installment will be  rounded off to the next highest share, except the final installment, which will be for the  balance of the total optioned shares.  In the event the Option Holder (as defined in the Option Certificate) ceases to be an employee of the Company for any reason, the option will  be exercisable only to the extent that the Option

Holder could  have exercised  it on  the date  of  his or  her termination  of employment or as otherwise provided in Section 6 below.  No part of the option may be exercised after the expiration of the term of this option as  set forth in Section 4 below.

      2.    Exercise of Option.  The exercise of this option shall entitle the

Option  Holder to  purchase shares  of common  stock, $.10  par value,  of the

Company (the "Common Stock").  If  requested by the Option Holder and approved by the Board of Directors of the Company or any  authorized committee thereof,

the Option  Holder may exercise this option or any portion hereof by tendering shares  of Common Stock, in  lieu of cash payment for  the option shares being purchased, with the  number of shares  tendered to be  determined by the  fair market  value  per share  of the  Common  Stock on  the  date of  exercise, as determined by the Company.

      3.    Subject to Plan.   This option and the grant  and exercise thereof

are subject to  the terms and  conditions of the  Brinker International,  Inc.

1992 Incentive Stock Option Plan (the "Plan"), which is incorporated herein by reference  and made  a part  hereof, but the  terms of  the Plan  shall not be

considered  an enlargement  of  any  benefits  under  this  Description.    In

addition,  this option  is subject  to any  rules and  regulations promulgated pursuant to the Plan, now or hereafter in effect.

      4.    Term.   This option and all rights hereunder with respect thereto,

to the  extent such  rights shall  not have  been previously exercised,  shall terminate at the first of the following:

      (a)   5:00 p.m. on               ; or

      (b) Immediately and without notice to the Option Holder in the event the Option Holder shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any subsidiary thereof, (ii) breach any Confidentiality Agreement or similar agreement pertaining to the confidentiality and nondisclosure of proprietary information, including but not limited to trade secrets, of the Company or any subsidiary thereof, or (iii) engage in conduct that would warrant the Option Holder's discharge for cause as hereinafter defined. For purposes of this Description a "discharge for cause" shall mean termination of the Option Holder as an employee of the Company or a subsidiary thereof limited to one or more of the following reasons:

            (1) An act of fraud, misappropriation or embezzlement by the Option Holder in connection with the Company or a subsidiary thereof as determined by the affirmative vote of at least a majority of the Board of Directors or Executive Committee thereof;

            (2) Gross mismanagement or gross neglect of the Option Holder's duties to the Company or a subsidiary thereof as determined by the affirmative vote of at least a majority of the Board of Directors or Executive Committee thereof; or

            (3) Conviction by a court of competent jurisdiction of a felony.

      (c) 5:00 p.m. on the date three (3) months following the date the Option Holder's employment with the Company or its subsidiaries terminates for a reason other than pursuant to
            Section 4(b), 6(a) or 6(b) hereof.

      5.    Who May  Exercise.  During the lifetime of the Option Holder, this option may be exercised only  by the Option Holder.  If the Option Holder dies or  becomes disabled [within the  meaning of Section 22(e)(3)  of the Internal

Revenue  Code]  prior to  the  termination date  specified  in Section 6(b)(i)

hereof  without having exercised  the option as  to all of  the shares covered thereby, the option may  be exercised, in accordance with  Section 6(b) hereof by  (i) the  Option Holder's  estate or  a person  who  acquired the  right to exercise the option by bequest or inheritance or by reason of the death of the

Option Holder  in the event of  the Option Holder's death,  or (ii) the Option

Holder  or  his or  her personal  representative in  the  event of  the Option

Holder's disability, subject to the other terms of this  Description, the Plan and applicable laws, rules and regulations.  For purposes of this Description,

the Company shall determine the date of disability of the Option Holder.

      6.    Cessation of  Employment of Option Holder.   (a) Notwith- standing

the  provisions  of  Section 1  hereof,  at such  time  as  the  Option Holder

(i) reaches age fifty-five (55)  and shall  have completed at  least ten  (10)

consecutive years  of service with  the Company,  (ii) reaches age  sixty-five

(65), or (iii) has completed twenty (20) consecutive years of service with the

Company, the unvested portion  of this option shall become  immediately vested at the time that the Option Holder ceases to be an employee of the Company and such option may be exercised at any time prior to the first to occur of:

      (A)   5:00 p.m. on              ; or

      (B) the expiration of thirty-six (36) months after such Option Holder ceases to be an employee of the Company.

      (b)  Notwithstanding the provisions of Section 1 hereof, in the event of death or  permanent disability of  an Option Holder,  the unvested portion  of this option shall  become immediately vested and such option  may be exercised at any time prior to the first to occur of:

      (i)                    ; or

      (ii) the expiration of thirty-six (36) months from the date of death or permanent disability of such Option Holder.

      7.    Restrictions on Exercise.  This option:

      (a) May be exercised only with respect to full shares and no fractional share of stock shall be issued;

      (b) May not be exercised in whole or in part and no cash or certificates representing shares subject to such option shall be delivered, if any requisite approval or consent of any government authority of any kind having jurisdiction over the exercise of options shall not have been secured; and

      (c) May be exercised only if at all times during the period beginning with the date of the granting of the option and ending on the date three (3) months prior to the date of exercise the Option Holder was an employee of either the Company or a subsidiary of the Company; provided, if the Option Holder's continuous employment is terminated by
            (i) an act of malfeasance, breach of any Confidentiality Agreement or pursuant to a discharge for cause, the option will terminate as provided in Section 4(b), (ii) disability, the option may be exercised in accordance with Section 5, or
            (iii) death, the option may  be exercised in accordance with
            Section 5, or (iv) ceasing to be an employee of the Company after satisfying the provisions of Section 6(a), the option may be exercised in accordance with Section 6(a).

      8.    Manner of Exercise.  Subject to such administrative regulations as the Board of Directors  (or any authorized committee  thereof) of the  Company may from time to  time adopt, the Option Holder or beneficiary shall, in order to exercise this option:

      (a) Give written notice to the Company of the exercise price and the number of shares which he will purchase and furnish an undertaking to make payment of such exercise price in United States dollars before issuance of such shares; or

      (b) Give written notice to the Company of the exercise price and the number of shares for which he is requesting approval from the Company to tender other shares of Common Stock in exchange for option shares.

      Any  notice  shall include  an undertaking  to  furnish or  execute such documents  as  the  Company in  its  discretion  shall  deem necessary  (i) to evidence such exercise,  in whole or in  part, of the option evidenced  by the

Option Certificate,  (ii) to determine  whether registration is  then required under  the Securities Act  of 1933, or any  other law, as  then in effect, and

(iii) to  comply with  or satisfy  the requirements of  the Securities  Act of

1933, or any other law, as then in effect.

      In  addition, if an exercise under Paragraph (b) above is requested, the notice  shall include  an undertaking  to tender  to the  Company (i) promptly after  receipt of denial  by the  Company of  the paragraph  (b) request, full payment  in United States dollars of the  option exercise price for the shares being purchased hereunder, or  (ii) promptly after receipt of approval  by the

Company of  exercise of this  option or portion  thereof by payment  of Common

Stock, full payment in Common Stock in exchange for the shares being purchased hereunder.

      The  Company shall advise the  Option Holder or  beneficiary in writing,

within ten  (10) business  days after  the first  Board  of Directors  meeting following the date of  exercise, whether the Company approves the  exchange of

Common Stock for option stock being  purchased.  The Company must receive full payment in United States dollars or the appropriate number of shares of Common

Stock,  whichever  applies,  of the  option  exercise  price  within five  (5)

business days  after the  date of  the  Company's notice,  unless the  Company extends the time of payment.

     9.     Non-Assignability.  This option  is not assignable or transferable by  the  Option  Holder  except  by  will  or  by  the  laws  of  descent  and

distribution.   Any attempted assignment, transfer,  pledge, hypothecation, or other disposition of  the option contrary  to the provisions  hereof, and  the levy of any execution, attachment, or similar process upon the option shall be null and void and without effect and shall terminate the option.

      10.   Rights of Stockholder.  The Option Holder will have no rights as a stockholder  with  respect to  any shares  covered  by this  option  until the issuance of a certificate or certificates to the Option Holder for the shares.

Except as otherwise provided in Section 11 hereof, no adjustment shall be made for dividends  or other  rights for  which the  record date  is  prior to  the issuance of such certificate or certificates.

      11.   Capital Adjustments.  The number of shares of Common Stock covered by  this  option, and  the  option price  thereof,  shall be  subject  to such adjustment as the Board of Directors  (or any authorized committee thereof) of the  Company deems  appropriate to  reflect any  stock dividend,  stock split,

share   combination,   exchange    of   shares,   recapitalization,    merger,

consolidation, separation, reorganization,  liquidation or the like, of  or by the Company.

      12.   Law  Governing.  This Description  is intended to  be performed in the State of Texas and shall be construed and enforced in accordance with  and governed by the laws of such State.

      13.   Date of Grant.  The date of grant of this option is              .

      14.   Change of Control.

      (a) Notwithstanding the provisions of Section 1 hereof, all options granted pursuant to this Description shall become fully vested and exercisable at the election of the Option Holder at any time prior to the date set forth in Section 4 hereof, upon a material change in control of the Company. For purposes hereof, a "material change in control of the Company" shall be deemed to include, but not be limited to, the dissolution or liquidation of the Company, a merger of the Company into another corporation, partnership, trust or other business entity (other than a merger into a subsidiary or parent of the Company, or a merger, the primary purpose of which is reincorporation), the acquisition of the Company by another corporation, partnership, trust, or other business entity, the sale or conveyance of all or substantially all of the assets of the Company, the acquisition of the majority of the voting securities of the Company by any person or entity or group of affiliated persons or entities, or any other event as determined by the Committee.

      15.   Effect of  Option Upon  Employment.   Nothing in this  Description

shall be construed  as constituting  a commitment,  guarantee, arrangement  or understanding of any kind or nature that the Company or any subsidiary thereof will  continue to  employ,  retain,  or designate  the  Option  Holder in  any capacity; nor  shall this  Description  affect in  any way  the  right of  the

Company or  any subsidiary thereof  to terminate the  employment, association,

designation, or  official capacity, if any,  of the Option Holder  at any time with or  without cause, subject  to the provisions  of any written  employment agreement between the Company or any subsidiary thereof and the Option Holder.

      16.   Withholding.   It shall be  a condition to  the obligation  of the

Company to issue or transfer shares of stock upon exercise of this option that the Option Holder  pay to the Company, upon its demand,  such amount as may be requested  by  the Company  for  the purpose  of  satisfying its  liability to withhold  federal, state or local income or  other taxes incurred by reason of the exercise of this option.  If the amount requested is not paid, the Company may refuse to issue or transfer shares of stock upon exercise of this option.

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                                   EXHIBIT 5




                                 April 3, 1996



Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas   75240

Gentlemen:

      We have served as counsel for Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 covering the sale of a maximum of 8,000,000 shares (the "Shares") of Common Stock, $.10 par value, of the Company. The Shares are to be issued upon the exercise of options granted under certain stock option plans of the Company described in the Registration Statement.

      We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,


                                    /Crouch & Hallett

                                    Crouch & Hallett

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

                                 EXHIBIT 23(a)



                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Brinker International, Inc.


We consent to the use of our report incorporated herein by reference.




                                    /KPMG Peat Marwick LLP

                                    KPMG Peat Marwick LLP


Dallas, Texas
April 2, 1996